Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul E. Anderson	Gary Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
203-244-6544
nti@alpha-ir.com

Northern Tier Energy LP Announces Expansion of Revolving Credit Facility

TEMPE, Ariz., October 2, 2014 (GLOBE NEWSWIRE) — Northern Tier Energy LP and certain of its subsidiaries (collectively, “Northern Tier”) announced today the successful completion of an amendment and restatement of its revolving credit facility on September 29, 2014. As part of the amendment and restatement, the facility was expanded from $300 million to $500 million, the maturity was extended to September 2019, borrowing rates were reduced and covenant flexibility was increased. The amendment and restatement was undertaken in conjunction with the previously announced termination of a crude oil intermediation agreement between Northern Tier and J.P. Morgan Commodities Canada Corporation and the issuance of $75 million aggregate principal amount of senior secured notes due in 2020.

“We are very pleased with these changes to our credit facility. This transaction, along with the termination of the crude oil intermediation agreement and the issuance of additional senior secured notes provides us increased financial flexibility and allows us to focus on growing our business,” said Dave Lamp, Northern Tier’s President and CEO. “This is a strong show of support from our lenders and we appreciate their continued confidence in Northern Tier. Termination of the crude oil intermediation agreement, in addition to avoiding supply fees, also allows us to control our crude oil procurement process.”

The terms of the amended agreement include revised borrowing rates. Borrowings can be either base rate loans plus a margin ranging from 0.50% to 1.00% or LIBOR loans plus a margin ranging from 1.50% to 2.00%, subject to adjustment based upon the average historical excess availability. The amendment also provides for a quarterly commitment fee ranging from 0.25% to 0.375% per annum, subject to adjustment based upon the average utilization ratio, and letter of credit fees ranging from 1.50% to 2.00% per annum payable quarterly, subject to adjustment based upon the average historical excess availability. The facility is used to fund general working capital needs and letter of credit requirements. J.P. Morgan Securities LLC, Bank of America, N.A. and Suntrust Robinson Humphrey, Inc. acted as Joint Lead Arrangers and Joint Bookrunners.

Further details of the amended revolving credit agreement will be more fully described in a current report on Form 8-K that Northern Tier will file with the Securities and Exchange Commission.

About Northern Tier Energy LP

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail, and pipeline operations that serves the PADD II region of the United States. Northern Tier operates a 96,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 165 convenience stores and supports approximately 80 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier is headquartered in Tempe, Arizona.

Cautionary Statement on Forward-Looking Statements

This press release contains certain “forward-looking statements” which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995, and reflect Northern Tier’s views and assumptions on the date of this press release regarding future events. The forward-looking statements contained herein include statements about, among other things, future: increased financial flexibility, ability to execute business strategies, avoidance of supply fees and control of our crude oil supply. These statements may be based upon assumptions or judgments that prove to be incorrect, and Northern Tier’s business and operations involve known and unknown risks, uncertainties and other factors, many of which may be beyond Northern Tier’s control, all of which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements are only as of the date hereof. Northern Tier undertakes no obligation (and expressly disclaims any obligation) to update or revise publicly any forward-looking statements or reflect the occurrence of unanticipated events. Northern Tier cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.